Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
Dated as of January 15, 2008
Among
SPARTA, INC.
COBHAM HOLDINGS INC.
And
ROCOB ACQUISITION INC.

i

(Continued)

(Continued)

(Continued)

Page
SECTION 9.09 Governing Law	47

SECTION 9.10 Assignment	47

SECTION 9.11 Enforcement	47

     AGREEMENT AND PLAN OF MERGER dated as of January 15, 2008, among COBHAM HOLDINGS INC., a Delaware corporation (“Parent”), ROCOB ACQUISITION INC., a Delaware corporation (“Merger Sub”) and a wholly owned Subsidiary of Parent, SPARTA, INC., a Delaware corporation (the “Company”) and solely for purposes of Section 6.11 herein, COBHAM plc, a public limited company organized under the laws of England and Wales (“Cobham”).
     WHEREAS the respective Boards of Directors of Parent, Merger Sub and the Company have approved Parent’s acquisition of the Company on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”) whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) not owned by Parent, Merger Sub or the Company or any of their respective Subsidiaries shall be converted into the right to receive $77.60 in cash (the “Per Share Amount”); and
     WHEREAS Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
The Merger
     SECTION 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).
     SECTION 1.02 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher, LLP located at 333 South Grand Avenue, Los Angeles, California or such other location as the parties mutually agree, on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof) of all the conditions set forth in Article VII (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction of any such condition), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

     SECTION 1.03 Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date or as soon as practicable thereafter shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
     SECTION 1.04 Effects. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of the Company shall vest in the Surviving Corporation, and all liabilities and obligations of the Company shall become liabilities and obligations of the Surviving Corporation.
     SECTION 1.05 Certificate of Incorporation and Bylaws.
          (a) The Company Charter, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such certificate of incorporation shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          (b) The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
     SECTION 1.06 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
     SECTION 1.07 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE II
Effect on the Capital Stock and Options of the
Constituent Corporations; Exchange of Certificates; Equity Bonus
     SECTION 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

     (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by Parent, Merger Sub, any subsidiaries of Parent or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.
     (c) Conversion of Company Common Stock. As of the Effective Time, all shares of Company Common Stock not described in Sections 2.01(a) or 2.01(b) or that are not Appraisal Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Amount.
     (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Per Share Amount as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect, or otherwise shall waive, withdraw or lose, the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Per Share Amount, without interest, as provided in Section 2.01(c). The Company shall promptly send to Parent copies of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
     SECTION 2.02 Exchange of Certificates.
     (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Per Share Amount upon surrender of Certificates. Parent will enter into a paying agent agreement in form and substance reasonably acceptable to the Company. Parent shall cause to be provided to the Paying Agent or the Company at the Effective Time, the cash necessary to make all of the payments contemplated by this Article II, including the payment of the portion of the Merger Consideration to be made to holders of Company Stock Options and the Equity Bonus. The cash deposited with the Paying Agent in payment for the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.01(c) is hereinafter referred to as the “Exchange Fund”).

     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01(c) less any amounts owed by such holder to the Company pursuant to any loan (an “Option Exercise Loan”) made by the Company to such holder to acquire the shares represented by such Certificate (the “Outstanding Loan Balance”) and the Paying Agent shall transmit to the Company any such Outstanding Loan Balance with respect to such Certificate in full satisfaction of such Option Exercise Loan, and the Certificate so surrendered shall forthwith be canceled. In addition, the agreement with the Paying Agent will contain customary provisions for payment of loans and delivery of Certificates in respect of any loans made by third parties to the holders thereof. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.
     (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.
     (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for eight (8) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.
     (e) Investment of Exchange Fund. The Parent may cause the Paying Agent to invest any cash included in the Exchange Fund in accordance with Parent’s agreement with the Paying Agent. Any interest and other income resulting from such investments shall be paid to Parent. In no case, however, shall any such investment or any such payment of interest delay the receipt by holders of Certificates of the Merger Consideration or otherwise impair such holders’ rights hereunder.

     (f) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, taking such other actions that may be reasonably required by Parent with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect thereto, without interest.
     SECTION 2.03 Company Stock Options.
     (a) Vested Stock Options. Upon the Effective Time, each outstanding vested Company Stock Option (including the Director Options) shall be cancelled automatically in exchange for the right to receive a cash payment in an amount equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (y) the excess of the Per Share Amount over the exercise price per share of the Company Common Stock subject to the Company Stock Option (less any applicable withholding). With respect to each such Company Stock Option, such cash payment shall be made to the holder of such Company Stock Option by the Parent or the Surviving Corporation (with funds provided by the Parent). Prior to the Effective Time, the Company Board shall pass appropriate resolutions to (i) accelerate the vesting (effective as of immediately prior to the Effective Time) of each outstanding Company Stock Option held by members of the Company Board who are not, at the Effective Time, employees of the Company (each a “Director Option”), and (ii) permit the treatment of the Company Stock Options as set forth in this Section 2.03 and the Company shall use its reasonable efforts to take any further action necessary to effectuate the foregoing.
     (b) Unvested Stock Options. Prior to the Effective Time, the Company Board shall, in consultation with the Parent, amend the 1997 Stock Plan of Sparta, Inc., and the 2007 Stock Plan of Sparta, Inc., (the “Stock Plans”) to provide for the continuance of the Stock Plans following the Effective Time and for the substitution, upon the Effective Time, of a right described below (a “New Right”) for each outstanding Company Stock Option (or portion thereof), other than Director Options, that is not vested and exercisable as of the Effective Time (each an “Unvested Option”). Upon the Effective Time, each Unvested Option shall be cancelled automatically in exchange for a New Right, which New Rights shall not be vested upon grant, but shall vest in accordance with the existing vesting schedule of the Unvested Option for which the New Right is substituted. Each New Right shall represent the right of the holder thereof to payment in cash (the “Settlement Value”) on the date or dates following the Effective Time on which the New Right (or portion thereof) vests. Each New Right shall relate to the number of common shares of Cobham having an aggregate fair market value on the Effective Date (as determined in accordance with The Cobham Executive Share Option Scheme 2004) equal to the aggregate Per Share Amount of the number of shares of Company Common Stock subject to the corresponding Unvested Option as of the Effective Time. The Settlement Value of a New Right (or portion thereof) as of any vesting date under a New Right shall be the greater of (a) the excess of (i) the fair market value on the vesting date of the number of common shares of Cobham

(as determined in accordance with The Cobham Executive Share Option Scheme 2004) with respect to which the holder’s rights vest on that date, over (ii) the aggregate exercise price under the corresponding Unvested Option for the shares of Company Common Stock that would have otherwise vested on that date, or (b) the excess of (i) the aggregate Per Share Amount of the shares of Company Common Stock that would have otherwise vested on that date under the corresponding Unvested Option, over (ii) the aggregate exercise price under the corresponding Unvested Option for those shares. The form of the amendment to the Stock Plans contemplated by this Section 2.05(b) shall be subject to the review and prior approval of Parent; provided, however, that such approval shall not be unreasonably withheld.
     SECTION 2.04 Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Company Stock Options pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of any supranational, national, federal, state, provincial, local or municipal (whether domestic or foreign) tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or of Company Stock Options, as applicable, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as applicable.
     SECTION 2.05 Equity Bonus. Parent or the Surviving Corporation shall pay the Equity Bonus (less any applicable withholding), with funds provided by the Parent on the dates such payments become due and payable under the terms of such Equity Bonus.
ARTICLE III
Representations and Warranties of the Company
     Except as set forth (i) in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the Securities and Exchange Commission (the “SEC”) and publicly available from January 1, 2004 through the date of this Agreement or (ii) in the letter dated the date of this Agreement from the Company to Parent (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:
     SECTION 3.01 Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. The Company is duly qualified to do business in each jurisdiction listed on Schedule 3.01 of the Company Disclosure Letter, which, to the Knowledge of the Company, constitutes all jurisdictions where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

     SECTION 3.02 Equity Interests. As of the date of this Agreement, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person, other than as set forth in Schedule 3.02 of the Company Disclosure Letter.
     SECTION 3.03 Capital Structure.
          (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, par value $0.01 per share (the together “Company Capital Stock”). At the close of business on January 14, 2008, (i) 4,851,234 shares of Company Common Stock were issued and outstanding (excluding the shares of Company Common Stock referenced in clause (ii) of this Section 3.03(a)), (ii) 136,948 shares of Company Common Stock held by the SPARTA, Inc. Profit Sharing Plan but not allocated to participant accounts, (iii) 5,036,891 shares of Company Common Stock were held by the Company in its treasury, (iv) 1,789,484 shares of Company Common Stock were subject to outstanding options to purchase shares of Company Common Stock (collectively, “Company Stock Options”) and (v) 50,863 shares were held in the Company’s Rabbi Trust pursuant to the SPARTA, Inc. Stock Compensation Plan. The exercise prices, vesting status and expiration dates of the Company Stock Options are set forth in Schedule 3.03(a) of the Company Disclosure Letter. The shares of Company Common Stock referenced in clause (ii) of this Section 3.03(a) shall be transferred to the Company’s treasury prior to the Effective Time.
          (b) Except as set forth above or in Schedule 3.03(b) of the Company Disclosure Letter, at the close of business on January 14, 2008, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance, outstanding or held by the Company in its treasury. As of the date of this Agreement, (other than Company Stock Options), there were no outstanding options, stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive shares of Company Common Stock on a deferred basis, rights to purchase or receive Company Common Stock or other rights that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”) issued or granted by the Company to any current or former director, officer, employee or consultant of the Company. All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable.
     SECTION 3.04 Authority; Execution and Delivery; Enforceability.
          (a) The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding at Law or in equity). The board of directors of the Company (the “Company Board”), at a meeting, duly called and held, adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) determining that the terms of the Merger, this Agreement and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (iii) directing that this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (iv) recommending that the Company’s stockholders vote to adopt this Agreement, at the Company Stockholder Meeting (the “Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn.
          (b) The only vote or consent of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the “Company Stockholder Approval”).
     SECTION 3.05 No Conflicts; Consents.
          (a) Except as set forth in Schedule 3.05(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the amended and restated certificate of incorporation of the Company, as amended through the date of this Agreement (as so amended, the “Company Charter”) or the bylaws of the Company, as amended through the date of this Agreement (as so amended, the “Company Bylaws”), (ii) a Material Company Contract, or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, ruling, award, assessment, writ, injunction, decree, stipulation or determination, in each case whether preliminary or final, of a Governmental Entity (“Judgment”) or any statute, law, ordinance, rule, regulation or order (“Law”) applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.
          (b) Except as set forth in Schedule 3.05(b) of the Company Disclosure Letter, no consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or notice to, or permit from, any United States federal or state judicial body, administrative or regulatory agency, authority, commission or board or other governmental department, or instrumentality (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (i) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the Exon-Florio Statute, Sec. 721 of Title VII of the Defense Production Act of 1950, as amended (“Exon-Florio”) and (C) the requirements of any applicable competition, antitrust or similar Law of any jurisdiction outside the United States, (ii) the filing with the SEC of (A) a proxy statement relating to the adoption of this Agreement by the stockholders of the Company (the “Proxy Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company conducts or is qualified to do business, (iv) such filings as may be required in connection with the taxes described in Section 6.08, (v) such other items required by reason of the participation of Parent, Merger Sub or any of their affiliates (as opposed to any other third party) in the transactions contemplated hereby (including any filings or notices related to national security, government contracts or foreign ownership control or influence) and (vi) such other Consents, registrations, declarations, filings, notices or permits, other than any such items the failure of which to obtain or make, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.
     SECTION 3.06 SEC Documents.
          (a) Except as set forth in Schedule 3.06(a) of the Company Disclosure Letter, since January 1, 2005, the Company has filed with, or furnished to, as applicable, the SEC, all reports, schedules, forms, statements and other documents required to be filed or furnished by it under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be. Each Annual Report on Form 10-K and all other reports, registration statements, definitive proxy statements or information statements (including all amendments thereto) filed or furnished by the Company with the SEC since January 1, 2005 (the “Company SEC Documents”) as of the date filed, complied in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and, to the extent in effect and applicable, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (“SOX”), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in each of the Company SEC Documents (collectively, the “Company Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company has made available to Parent true, correct and complete copies of all substantive correspondence between the SEC and the Company since January 1, 2005, including, (i) all SEC comment letters and written responses to such comment letters by or on behalf of the Company and (ii) any letters, complaints, or other documents from the SEC or any staff or office of the SEC informing the Company of any inquiry, claim or proceeding (formal, informal or otherwise) or request for documents or information, and all written responses thereto by or on behalf of the Company. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or an outstanding SEC comment.

          (b) Except as set forth in Schedule 3.06(b) of the Company Disclosure Letter, the Company is not a party to any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company in the Company’s audited financial statements or Company SEC Documents and there are no “off-balance sheet arrangements” that would be required to be reported or set forth in the Company SEC Documents.
          (c) The Company has made all certifications and statements required by Sections 302 and 906 of the SOX with respect to the Company’s filings pursuant to the Exchange Act. Except as would not have a Company Material Adverse Effect, the Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.
     SECTION 3.07 Undisclosed Liabilities. Except as disclosed or reserved against on the Company Financial Statements as of and for the period ended September 30, 2007, the Company does not have any material liabilities other than (a) liabilities incurred in the ordinary course of business consistent with past practice or (b) liabilities incurred in connection with the transactions contemplated by this Agreement.
     SECTION 3.08 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference therein.
     SECTION 3.09 Absence of Certain Changes or Events. Since December 31, 2006 through the date hereof, except as specifically contemplated by, or disclosed in this Agreement, (i) the Company has conducted its business in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Merger) and (ii) the Company has not taken, or committed to take, any action that, if taken after the date of this Agreement, would constitute a breach of Section 5.01, and no event, change, circumstance or effect has occurred or circumstance has arisen that, individually or in the aggregate, has had or would reasonably be expected to result in a Company Material Adverse Effect.
     SECTION 3.10 Taxes. Except as disclosed in the Company SEC Documents or to the extent that the inaccuracy of any representations set forth in this Section 3.10, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect:

          (a) The Company has timely filed, all material tax returns required to be filed by it, and all such tax returns are true, complete and accurate in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise owed or due and owing by the Company (whether or not shown or required to be shown on any tax return), have been timely paid (other than payments being contested in good faith by appropriate proceedings) and the Company has not waived any statute of limitations with respect to any taxes that has a continuing effect or agreed to any extension of time with respect to a tax assessment or deficiency that has a continuing effect.
          (b) Except as set forth in Schedule 3.10(b) of the Company Disclosure Letter, the Company is not a beneficiary of any extension of time within which to file any tax return.
          (c) To the Knowledge of the Company, no claim has been made by an authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction.
          (d) No deficiency for any material amount of tax has been asserted or assessed by any taxing authority in writing against the Company that has not been satisfied by payment, settled or withdrawn.
          (e) The Company has not been a member of any affiliated, consolidated, combined, unitary or aggregate group that includes any person other than the Company and any former Company Subsidiaries for purposes of filing tax returns or paying taxes at any time within the last ten (10) years.
          (f) There are no pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) for any material amount of taxes (other than for current taxes not yet due and payable) on the assets of the Company.
          (g) Except as set forth in Schedule 3.10(g) of the Company Disclosure Letter, the Company will not be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting for a taxable period beginning on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.
          (h) Except as set forth in Schedule 3.10(h) of the Company Disclosure Letter, no foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local taxing authority any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of tax proposed , asserted, or assessed by any taxing authority against the Company. The Company has made available to the

Parent true and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2004.
          (i) To the Knowledge of the Company, the Company does not have any liability with respect to income, franchise or similar taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company SEC Documents filed on or prior to the date of this Agreement, except for any liability with respect to such taxes that has been incurred in the ordinary course of business since the date of filing of such Company SEC Documents. The Company has no liability for taxes of any person other than members of the tax consolidated or combined group of which the Company is or was the common parent. With respect to any year for which the applicable statute of limitations is still open, the Company has not participated in a “tax amnesty” or similar program offered by any tax authority to avoid the assessment of penalties or other additions to tax.
          (j) For purposes of this Agreement:
          (i) “tax” or “taxes” means any federal, state, county, local, or foreign tax, charge, duty, fee, levy or other similar assessment in the nature of a tax, in each case imposed by a governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any taxes; including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real or personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, and including any interest, penalty, or addition thereto; and
          (ii) “tax return” means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any tax or the administration of any tax laws.
     SECTION 3.11 Labor Relations. The Company is not a party to or bound by any labor or collective bargaining agreement that pertains to employees of the Company, or otherwise required to bargain with any union, nor has the Company experienced within the last twenty-four (24) months any strikes, work stoppages, claims of unfair labor practices, or similar other collective bargaining disputes. To the Knowledge of the Company, no organizational effort has been made by or on behalf of any labor union (which includes any application or request for recognition) within the last twenty-four (24) months with respect to any employees of the Company.
     SECTION 3.12 ERISA Compliance; Excess Parachute Payments. Except as disclosed in the Company SEC Documents or to the extent that the inaccuracy of any representations set forth in this Section 3.12, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect:

          (a) Each agreement or any material employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option or other equity-based compensation, performance, retirement, thrift, savings, paid time off, perquisite, fringe benefit, vacation, severance, change of control, medical, welfare benefit or other similar plan, program, policy, arrangement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any director, officer, employee or consultant, or any former director, officer, employee or consultant, in each case, whether or not located in the United States, of the Company (collectively, the “Company Benefit Plans”) has been administered in all material respects in accordance with its terms. The Company and the Company Benefit Plans are in compliance         ,in all material respects, with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all other applicable Laws. Schedule 3.12(a) of the Company Disclosure Schedule lists each Company Benefit Plan. The Company has made available to Parent a complete and accurate copy of each Company Benefit Plan.
          (b) Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (each, a “Company Pension Plan”) intended to be tax-qualified has received favorable determination letters to the effect that such Company Pension Plan is qualified under Section 401(a) of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened in writing) and no event has occurred relating to such Company Pension Plan (including any amendment thereto) that is reasonably likely to materially and adversely affect the qualification of such Company Pension Plan.
          (c) No Company Benefit Plan is subject to Title IV of ERISA. Neither the Company nor any Commonly Controlled Entity has incurred, or reasonably expects to incur, any liability under Title IV of ERISA or Section 412 of the Code. During the prior six years, neither the Company nor any Commonly Controlled Entity incurred any liability in respect of a “withdrawal,” “complete withdrawal” or “partial withdrawal” from any plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Sections 4063 and 4064 of ERISA).
          (d) The Company has not received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits, proceedings or other actions against or involving any Company Benefit Plan that would reasonably be excepted to result a Company Material Adverse Effect.
          (e) With respect to each Company Benefit Plan, there has not occurred any non-exempt “prohibited transaction"(within the meaning of Section 406 of ERISA or Section 4975 of the Code). To the Knowledge of the Company, no person acting on behalf of the Company has acted or failed to act in connection with any Company Benefit Plan in a manner that would subject the Company to direct or indirect material liability by indemnity or otherwise, for a breach of any fiduciary duty with respect to such Company Benefit Plan.

          (f) Except as set forth in Schedule 3.12(f) of the Company Disclosure Letter, the Company has no obligations for retiree health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required under Section 4980B(f) of the Code).
          (g) (i) No Company Benefit Plan, and no other commitment or agreement provides for the payment of compensation of or benefits to any person solely as a result of the transaction contemplated by this Agreement; and (ii) the transactions contemplated by this Agreement will not accelerate the time of payment of or increase the amount of compensation due to any person, and are not reasonably expected to result in any payments to any Person being excess parachute payments within the meaning of Section 280G of the Code.
     SECTION 3.13 Proceedings.
          (a) There is no claim, suit, proceeding or other action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its assets, that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. Nor is there any material Judgment outstanding against the Company.
          (b) Except as set forth in Schedule 3.13(b) of the Company Disclosure Letter, there is no audit, inquiry or investigation involving the Company by a Governmental Entity pending, or to the Knowledge of the Company, threatened in writing, that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.
     SECTION 3.14 Compliance with Applicable Laws. Except as set forth in Schedule 3.14 of the Company Disclosure Letter, the Company is in compliance with all applicable Laws, except any failure to be in compliance that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. The Company has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities (collectively, “Permits”), necessary for it to own, lease or operate its assets and to carry on its business as conducted presently, except any failure to have in effect any Permit that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.
     SECTION 3.15 Compliance with Environmental Laws. (a) Except as, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect:
          (i) the Company is in compliance with all applicable Environmental Laws;
          (ii) the Company has obtained and is in compliance with all Permits necessary under any applicable Environmental Law for it to own, lease or operate its assets as currently held and to carry on its businesses as presently conducted (“Environmental Permits”); and
          (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Company.

          (b) As used in this Agreement:
     “Environmental Claim” means any and all administrative, regulatory or judicial claims, suits, proceedings, investigations or other actions, Judgments, written demands, written directives, Liens or written notices of noncompliance or violation, in any such case, by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of investigations, remediation or governmental response, natural resources damages, property damages, personal injuries, penalties, contribution, indemnification or injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure of persons to, any Hazardous Materials, (ii) the failure to comply with any Environmental Law or (iii) liabilities or obligations arising under any Environmental Law;
     “Environmental Laws” means all applicable national, federal, state, local, provincial and municipal (whether domestic or foreign) Laws, Judgments or Permits issued, promulgated or entered into by or with any Governmental Entity, relating to Release, treatment, storage or other disposal of or exposure of persons to Hazardous Materials or protection of the environment;
     “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form and polychlorinated biphenyls, and any other chemical, material or substance designated a “hazardous substance,” “hazardous waste,” “hazardous material,” “contaminant,” “pollutant” or “toxic substance” under any applicable Environmental Law; and
     “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
     SECTION 3.16 Material Company Contracts.
          (a) Except as set forth in Schedule 3.16(a) of the Company Disclosure Letter, the Company is not a party to, bound by or subject to any Contract (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or is a Contract that the Company otherwise deems material, (ii) that has an aggregate value, or involves payments by or to the Company, of more than $5,000,000.00 in any twelve-month period, or (iii) that is a material joint venture, partnership, teaming or other similar agreement (any such Contract referred to in the foregoing clauses (i) through (iii) being referred to as a “Material Company Contract”). The Company is not in default or violation of (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation by the Company) any material term, condition or provision (in each case, whether explicit or incorporated by reference) of any Material Company Contract to which the Company is a party or by which any of its respective assets is bound, which default or violation, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

          (b) Except as set forth on Schedule 3.16(b) to the Company Disclosure Letter, with respect to each Contract between the Company, on the one hand, and any Governmental Entity, on the other hand, for which performance is ongoing as of the date hereof, and each outstanding bid, quotation or proposal by the Company (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company, on the one hand, and any Governmental Entity, on the other hand, including any facilities Contract for the use of government-owned facilities (each such Contract or Bid, a “Company Government Contract”) and each Contract between the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity for which performance is ongoing as of the date hereof, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity (each such Contract or Bid, a “Company Government Subcontract”):
          (i) each such Company Government Contract or Company Government Subcontract was, to the Knowledge of the Company, legally awarded, is binding on the parties thereto, and is in full force and effect, except any failure to be legally awarded or in full force and effect that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect; provided that for purposes of this clause (i), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;
          (ii) to the Knowledge of the Company, no reasonable basis exists to give rise to a material claim by a Governmental Entity for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with such Company Government Contract or Company Government Subcontracts where the amount in dispute is in excess of $3,000,000;
          (iii) since January 1, 2006, neither any United States governmental entity, agency or body, including United States Government corporations and non-appropriated fund activities (collectively, the “United States Government”) nor any prime contractor, subcontractor or other person or entity has notified the Company in writing that the Company has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, except for such breaches or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or except for such breaches or violations that related to a program that is no longer ongoing as of the date of this Agreement;
          (iv) to the Knowledge of the Company, all facts set forth or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company in connection with such Company Government Contracts or Company Government Subcontract were current, accurate and complete in all material respects as of their effective date, except for such inaccuracies and omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect;

          (v) the Company has not received any notice of termination for default or cure notice pertaining to such Company Government Contract or Company Government Subcontract, provided that this clause (v) shall not apply to any notice received more than 12 months prior to the date of this Agreement, or which notice related to a program that is no longer ongoing as of the date of this Agreement;
          (vi) no cost in excess of $3,000,000 incurred by the Company pertaining to such Company Government Contract or Company Government Subcontract has been questioned in writing, is the subject of any audit (other than routine audits and similar inquiries) or, to the Knowledge of the Company, investigation or has been disallowed by any Governmental Entity, except an investigation, audit or disallowance that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect;
          (vii) no payment in excess of $3,000,000 due to the Company pertaining to such Company Government Contract or Company Government Subcontract has been withheld or set off, and the Company is entitled to all progress or other payments received to date with respect thereto, except any payment or claim that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect;
          (viii) the Company has complied in all material respects with all requirements of such Company Government Contracts or Company Government Subcontracts and any Law relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any), except for any noncompliance that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect; and
          (ix) the pricing, estimating and procurement systems relating to the Company Government Contracts and Company Government Subcontracts have been disclosed to the United States Government in compliance in all material respects with all applicable Laws, regulations, and procedures, including but not limited to the Federal Acquisition Regulation and the Defense Federal Acquisition Regulations to the U.S. Government.
          (c) The Company has not received written notice of any (i) outstanding material claims (including claims relating to bid or award protest proceedings ) against the Company, either by any Governmental Entity or by any prime contractor, subcontractor or other person, arising under or relating to any Company Government Contract or Company Government Subcontract, or (ii) formal pending or, to the Knowledge of the Company, threatened disputes (including claims, requests and formal disputes relating to bid or award protest proceedings) between the Company, on the one hand, and the United States Government, on the other hand, under the United States Contract Disputes Act, as amended, or any other Law or between the Company, on the one hand, and any prime contractor, subcontractor or other person, on the other hand, arising under or relating to any Company Government Contract or Company Government Subcontract, except, in each case described in this Section 3.16(c), for any claim, request or dispute where the amount in dispute is not in excess of $3,000,000 and except for such claims that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.
          (d) Except as set forth on Schedule 3.16(d) to the Company Disclosure Letter, to the Knowledge of the Company, the Company is in material compliance with the Export Administration Regulations (“EAR”) administered by the United States Department of Commerce, the International Traffic in Arms Regulations (“ITAR”) administered by the United States Department of State; all economic and trade sanctions administered by the Office of Foreign Assets Control (“OFAC”) within the United States Department of the Treasury, and the Foreign Corrupt Practices Act (“FCPA”) except any non-compliance that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.
     SECTION 3.17 Title to Properties. The Company has good and marketable title to, or valid leasehold interests in, all of its material assets, except for any defect in title, easement, restrictive covenant, similar encumbrance or impediment, or Lien that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. In addition, the Company has complied with the terms of each lease, sublease, license and other Contract relating to real property (each, a “Company Lease”) to which it is a party, except any failure to comply that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.
     SECTION 3.18 Intellectual Property.
          (a) The Company owns, or is validly licensed or otherwise has the right to use, all (a) patents and patentable inventions, (b) trademarks, trade names, service marks and Internet domain names, (c) copyrights and copyrightable works (including computer software), and (d) trade secrets (collectively, “Intellectual Property Rights”) necessary to conduct its business as presently conducted, in each case, free and clear of all Liens, except any Liens that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. No claims are pending against the Company or, to the Knowledge of the Company, threatened in writing that the Company is infringing on or misappropriating the rights of any person with regard to any Intellectual Property Right, except any claim that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company, no person is infringing the rights of the Company with respect to any Intellectual Property Right, except any infringement that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Governmental Entity is entitled to claim any rights (including license rights) in or to any Intellectual Property Rights developed by the Company exclusively at private expense and delivered to a Governmental Entity in the last three (3) years related to: (i) any Technical Data, other than Limited Rights or commercial license rights customarily provided to the general public, or (ii) any Computer Software, other than Restricted Rights or commercial license rights customarily provided to the general public. The terms “Technical Data” and “Limited Rights” have the meanings set forth at 48 C.F.R. 252.227-7013, and the terms “Restricted Rights” and “Computer Software” have the meanings set forth at 48 C.F.R. 252.227-7014.

     SECTION 3.19 Brokers. No broker, investment banker or financial advisor other than Merrill Lynch & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
     SECTION 3.20 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch & Co., in customary form, to the effect that, as of its date, the consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view, a signed copy of which will be delivered to Parent by the Company solely for informational purposes.
     SECTION 3.21 Insurance. The Company maintains insurance coverage that to the Knowledge of the Company is customary for the operation of similar businesses to that of the Company (taking into account the cost and availability of such insurance, deductibles and retentions). Since January 1, 2004, no insurer of the Company has (a) cancelled or invalidated any insurance policy of the Company or any of its Subsidiaries except upon the expiration of such policy in accordance with its terms or (b) rejected any material claim under any such insurance policy, and all premiums due and owing as of the date hereof with respect to all such insurance policies have been paid.
     SECTION 3.22 Takeover Statutes. Assuming the accuracy of the representation set forth in Section 4.07, the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) are not applicable to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. To the Knowledge of the Company, no other “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other similar anti-takeover statute or regulation of any jurisdiction) is applicable to the Merger or any of the other transactions contemplated hereby.
     SECTION 3.23 Exclusivity of Representations and Warranties. The Company is not making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company), except as expressly set forth in this Article III and the Company Disclosure Letter, and the Company hereby disclaims any such other representations or warranties. Neither the Company nor any other person will have or be subject to any liability to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of or reliance on, any information provided in connection with the transactions contemplated hereby, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain data rooms or management presentations in expectation of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this Article III.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub
     Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:
     SECTION 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and all requisite corporate power and authority to conduct its businesses as presently conducted.
     SECTION 4.02 Merger Sub.
          (a) Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
          (b) The authorized capital stock of Merger Sub consists of 750 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by a wholly owned subsidiary of Parent free and clear of any Lien.
     SECTION 4.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are or will be necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding at Law or in equity).
     SECTION 4.04 No Conflicts; Consents; Organizational Conflicts of Interest.
          (a) The execution and delivery by each of Parent and Merger Sub of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its Subsidiaries, (ii) any material Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent, Merger Sub or any of their Subsidiaries or their respective properties or assets.

          (b) No Consent of, or registration, declaration or filing with, or notice to, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under (A) the HSR Act, (B) the requirements of any applicable competition, antitrust or similar Law of any jurisdiction outside the United States, (C) the ITAR, (D) Exon-Florio, (E) approval of DSS to operate the business of the Company pursuant to an SSA under the NISPOM, (F) the absence of Negative Indications in response to the request for NIDs (or similar determinations under any applicable national or industrial security regulations) in accordance with the NISPOM, authorizing access to proscribed or other information by the Company following the Closing as may be necessary for the Company to continue to perform the Company Government Contracts and Company Government Subcontracts, (ii) compliance with any applicable requirements of the Exchange Act in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) such filings as may be required in connection with the taxes described in Section 6.08.
          (c) The execution and delivery by each of Parent and Merger Sub of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not result in any actual or potential organizational conflict of interest as defined in Federal Acquisition Regulation 9.5.
     SECTION 4.05 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     SECTION 4.06 Brokers. No broker, investment banker, financial advisor or other person, other than Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent.
     SECTION 4.07 Section 203 of the DGCL. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL.
     SECTION 4.08 Financial Capability. Parent currently has funds available to it sufficient to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to (i) pay the aggregate Merger Consideration, (ii) refinance any indebtedness or other liability of the Company which may become due as a result of this Agreement or any of the transactions contemplated hereby, (iii) pay all related fees and expenses and to satisfy all other liabilities of the Surviving Corporation and (iv) provide adequate liquidity for the continuation of the business of the Company in a manner consistent with historical practice.

     SECTION 4.09 Vote Required. No vote of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger, or other transactions contemplated hereby.
     SECTION 4.10 Parent’s Investigation and Reliance. Parent is a sophisticated purchaser with experience in the industries in which the Company conducts its business and has made its own investigation, review and analysis regarding the Company and the transactions contemplated hereby, which investigation, review and analysis were conducted by Parent together with expert advisors that it has engaged for such purpose. Parent and its representatives have been provided with such access to the representatives, properties, offices, plants and other facilities, book and records of the Company and other information as they have requested in connection with their investigation of the Company and the transactions contemplated hereby.
ARTICLE V
Covenants Relating to Conduct of Business
     SECTION 5.01 Conduct of Business.
     (a) Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or unless Parent shall otherwise expressly consent, from the date of this Agreement to the Effective Time the Company shall conduct its business in the ordinary course in all material respects consistent with past practice, in compliance with applicable Law, and use its reasonable efforts to preserve intact in all material respects its current business organization, keep available the services of its current key officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors, Governmental Entities and others having business dealings with the Company. In addition, and without limiting the generality of the foregoing, except for matters set forth in Schedule 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):
          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) effect any reorganization or recapitalizations or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of Company Capital Stock or other voting securities or equity interests of the Company (other than in connection with the exercise of Company Stock Options outstanding on the date hereof and in accordance with past practices);

          (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class or any other equity equivalents (including, without limitation, any options or appreciation rights) except for the issuance and sale of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement;
          (iii) amend the Company Charter or Company Bylaws;
          (iv) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership or other business in an existing line of business of the Company for a purchase price (including the amount of any assumed indebtedness) in excess of $5,000,000, individually or $5,000,000 in the aggregate;
          (v) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;
          (vi) grant any security interest in any of its material assets or sell, lease (as lessor), license or otherwise dispose of, or subject to any Lien, any material assets, except in the ordinary course of business consistent with past practice;
          (vii) enter into any new line of business outside of its current business segments;
          (viii) (A) grant or announce any material increase in the salaries, bonuses, or other benefits payable by the Company to any of its employees, (B) grant any retention, severance, termination or similar pay to any employee of the Company, (C) establish, adopt or enter into any new Company Benefit Plan (whether or not such Company Benefit Plan would be a Company Benefit Plan on the date hereof) for the benefit of any employee of the Company, or terminate any Company Benefit Plan; (D) amend any Company Benefit Plan in any material respect or (E) grant any equity or equity based awards, in all cases, other than (x) as required by applicable Law or as are required to consummate the transactions contemplated hereby, (y) solely with respect to clauses (A) through (C) and (E), pursuant to any plans, programs, or agreements existing on the date hereof, or (z) solely with respect to clauses (A) through (C) and (E), in the ordinary course of business consistent with past practice.
          (ix) except as required by Law or the Treasury Regulations promulgated under the Code, (A) make any change (or file any request for such change) in any method of tax accounting or (B) make, change or rescind any material tax election, settle or compromise any material tax liability, audit, claim, or assessment, or surrender any right to claim for a material tax refund, file any amended tax return involving material additional taxes (except as required by Law), enter into any closing agreement relating to material taxes, or waive or extend the statute of limitations in respect of material taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business);

          (x) make any change in accounting methods, principles or practices in effect as of the date hereof, except as required by changes in GAAP or applicable Law;
          (xi) write up, write down, or write off the book value of any assets of the Company, other than (A) in the ordinary course of business and consistent with past practice or (B) as may be required by GAAP, any accounting standard promulgated by the Financial Accounting Standards Board, any cost accounting standards or any other applicable accounting standard;
          (xii) enter into any agreement that materially restricts the ability of the Company to engage or compete in any line of business other than in the ordinary course of business consistent with past practice;
          (xiii) amend, modify or consent to the termination of any Material Company Contract, Company Government Contract or Company Government Subcontract, except in the ordinary course of business and consistent with past practice;
          (xiv) terminate any material insurance policies (or fail to replace such policies with replacement policies, taking into account the cost and availability of such insurance, deductibles and retentions) covering the Company and its assets, except in the ordinary course of business and consistent with past practice;
          (xv) settle or compromise any material litigation or arbitration claim brought or threatened to be brought against the Company;
          (xvi) acquire, enter into, or extend any option to acquire, or exercise an option to acquire real property, or commence construction of, or enter into any contract to develop or construct, any other real estate project;
          (xvii) (A) repurchase, prepay (other than repayment of amounts outstanding from time to time under a credit facility) or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under a credit facility in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person;
          (xviii) enter into any joint venture agreement; and
          (xix) into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

     SECTION 5.02 No Solicitation.
          (a) The Company shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other agent or advisor, representative or agent (collectively, “Representatives”) of, the Company to, directly or indirectly, (i) solicit, initiate, propose, induce or knowingly encourage any inquiry or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Takeover Proposal; provided, however, that the Company Board may, in response to a written Takeover Proposal that the Company Board determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, and subject to compliance with Section 5.02(d), (A) furnish non-public information with respect to the Company to the person making such Takeover Proposal (and its Representatives) subject to a confidentiality agreement that contains provisions with respect to confidentiality that are no less favorable in the aggregate to the Company than those in the Confidentiality Agreement and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding any such Takeover Proposal. To the extent not previously provided to Parent, the Company shall promptly provide to Parent any non-public information with respect to the Company it makes available to a person pursuant to clause (A) above.
          (b) Except as permitted by this Section 5.02, neither the Company Board nor any committee thereof shall (i) (A) recommend the approval or adoption of any Takeover Proposal, (B) withdraw (or modify in a manner adverse to Parent or Merger Sub) the Board Recommendation, (C) recommend that the stockholders of the Company reject or vote against this Agreement, the Merger or any of the other transactions contemplated hereby or (D) resolve, agree or propose publicly to take any such actions (each such action set forth in this Section 5.02(b)(i) being referred to herein as an “Adverse Recommendation Change”), (ii) adopt or approve any Takeover Proposal, or (iii) resolve, agree or propose publicly to take any of the foregoing actions.
          (c) Notwithstanding anything in Section 5.02 or any other provision of this Agreement to the contrary, the Company Board may: (i) make an Adverse Recommendation Change or (ii) solely in response to a Superior Proposal, cause the Company (A) to terminate this Agreement pursuant to Section 8.01(f) and (e) and (B) following such termination, to enter into a Contract with respect to a Superior Proposal if, in each case, the Company Board determines in good faith that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to Section 8.01(f), and any purported termination pursuant to Section 8.01(f) shall be void and of no force or effect, unless the Company shall have complied with all applicable requirements of Section 8.02(a) in connection with such Superior Proposal.
          (d) In addition to the obligations of the Company set forth in Sections 5.02(a) through (c), the Company shall promptly (but in no case later than twenty-four (24) hours after receipt) advise Parent of its receipt of any Takeover Proposal. The Company shall keep the Parent reasonably informed on a reasonably current basis of the status of material discussion and negotiations relating to any such Takeover Proposal, including the identity of the person or group of persons making such Takeover Proposal.

          (e) The Company shall notify the Parent at least seventy-two (72) hours prior to effecting an Adverse Recommendation Change or terminating this Agreement as provided in Section 5.02(c)(ii)(A) herein. The Company shall negotiate in good faith with the Parent and its agents and advisors during such seventy-two (72) hour period, regarding any modifications to the price and other terms and conditions of this Agreement proposed by the Parent in response thereto that would cause the Company Board not to make the Adverse Recommendation Change or to terminate this Agreement.
          (f) Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with its fiduciary duties or any other obligations under applicable Law.
          (g) For purposes of this Agreement:
     “Takeover Proposal” means any written proposal or offer from any person relating to, or bona fide inquiry that is reasonably likely to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including by way of tender offer, exchange offer, stock acquisition, or asset, of assets or businesses that constitute or represent 15% or more of the revenues, net income or assets of the Company, taken as a whole, or 15% or more of any class of equity securities of the Company, or (ii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company, in each case, other than the transactions contemplated by this Agreement.
     “Superior Proposal” means any bona fide written offer made by a third party prior to the Effective Time that (i) if consummated would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or more than 50% of the revenues, net income or assets of the Company, taken as a whole, that the Company Board or a committee thereof determines in its good faith judgment is more favorable from a financial point of view, to the Company’s stockholders, taking into account all of the terms and conditions of this Agreement and any modifications thereto offered by the Parent pursuant to Section 5.02(e), and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein.

ARTICLE VI
Additional Agreements
     SECTION 6.01 Preparation of Proxy Statement; Stockholders Meeting.
          (a) The Company shall, as reasonably promptly as practicable following the date of this Agreement, but no later than forty-five (45) days after the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall promptly notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall promptly supply Parent with copies of all material correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company (i) shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment thereto or material correspondence with the SEC regarding the Proxy Statement and (ii) shall consider all comments reasonably proposed by Parent. The Company shall not modify any information supplied by Parent or Merger Sub that is included in or incorporated by reference in the Proxy Statement without the Parent’s prior consent. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with and completion of review by the SEC.
          (b) Subject to applicable Law, the Company shall, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval. Except as provided in Section 5.02(c), the Proxy Statement shall include the Board Recommendation. The Company shall not postpone the Company Stockholder Meeting or adjourn the Company Stockholder Meeting without having taken a vote on the approval and adoption of this Agreement (other than as a result of the absence of a quorum) without prior consultation with Parent.
     SECTION 6.02 Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records. All information exchanged pursuant to this Section 6.02 shall be provided pursuant to the terms of, and be subject to (i) applicable Law and (ii) the confidentiality agreement dated September 13, 2007, between the Company and Parent (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in this agreement, the Company shall not be required to disclose any information if such disclosure would, in the Company’s judgment, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty, or binding agreement entered into prior to the date hereof.
     SECTION 6.03 Reasonable Efforts; Notification; Consents.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary to consummate and make effective, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement (it being understood that nothing in this Section 6.03 shall require Parent to (x) consent to any action or omission that would be inconsistent with Section 5.01 or (y) agree to amend or waive any provision of this Agreement).
          (b) In connection with and without limiting the foregoing, each party shall (A) promptly take all actions reasonably necessary to (1) file the notification and report form required for the transactions contemplated hereby and provide any supplemental information in connection therewith pursuant to the HSR Act, and (2) make any filings required under any applicable competition, antitrust or similar Law of any jurisdiction outside the United States, and shall furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any filing with, or submission or response to, inquires from the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity in connection with obtaining approval under the HSR Act and any applicable competition, antitrust or similar Law of any jurisdiction outside the United States and (B) keep the other party apprised of the status of any inquiries or requests for additional information from the FTC, the DOJ or any other Governmental Entity in connection with obtaining approval under any applicable competition, antitrust or similar Law of any jurisdiction outside the United States and take all reasonable steps to comply promptly with any such inquiry or request and (C) participate in any interviews or meetings reasonably requested by the FTC or the DOJ or any Governmental Entity in connection with obtaining approval under any applicable competition, antitrust or similar Law of any jurisdiction outside the United States in connection with the consummation of the transactions contemplated hereby.
          (c) As soon as practical after the date of this Agreement:
          (i) the parties shall prepare, prefile, then no earlier than 5 business days thereafter, file with the Committee on Foreign Investment in the United States (“CFIUS”) a joint voluntary notice under Exon-Florio, with respect to the transaction contemplated by this Agreement. The Parties shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process. The Parties, in cooperation with each other, shall take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process as promptly as practicable;
          (ii) the Company shall prepare and submit to DSS and, to the extent applicable, any other agency of the United States Government, notification of the transaction contemplated by this Agreement pursuant to the NISPOM. and any other applicable national or industrial security regulations, and fully cooperate with the Parent in requesting from DSS approval to operate the business of the Company pursuant to an SSA under the NISPOM; and

          (iii) the Parties, in cooperation with each other, shall take all commercially reasonable steps advisable, necessary or desirable in order to achieve the satisfaction of the closing condition set forth in Section 7.02(e) herein.
The parties further agree to apprise each other of any material communications with any Governmental Entity and coordinate procedures in respect of the foregoing.
     SECTION 6.04 Employee Matters.
          (a) During the period from the Effective Time through and including the first anniversary of the Effective Time, the employees of the Company who remain in the employment of the Surviving Corporation (the “Continuing Employees”) shall each receive (i) wages and cash bonus opportunities that are substantially comparable to the wages and cash bonus opportunities provided by the Company to each such employee immediately prior to the Effective Time, (ii) long-term incentive awards (including equity-based compensation) that in the aggregate are no less favorable than the long-term incentive awards granted to similarly situated employees of Parent or its Subsidiaries as of the date hereof, provided, however, that any awards received by such employee pursuant to Section 6.10 herein shall not be considered a long-term incentive award, solely for purposes of this Section 6.04(a) and (iii) other employee benefits (excluding for all purposes of this clause (iii) equity and equity-based compensation and long-term incentive awards) that in the aggregate are substantially comparable to the other employee benefits provided under the Company Benefit Plans to such employees immediately prior to the Effective Time; provided that no provision of this Section 6.04(a) shall give any employee of the Company any right to continued employment or impair in any way the right of Parent, the Surviving Corporation or any of its Subsidiaries to terminate the employment of any employee.
          (b) Parent shall honor, or shall cause to be honored, the terms of all change in control, employment and severance plans and agreements of the Company in accordance with their terms as in effect immediately prior to the Effective Time, subject to the amendment and termination provisions of such agreements.
          (c) Parent shall provide, or cause the Surviving Corporation to provide, all Continuing Employees full credit for all purposes (including eligibility, vesting and benefit accrual, but not including accrual of benefits under any defined benefit pension plan) under the employee benefit plans and arrangements maintained by Parent or the Surviving Corporation in which such Continuing Employees participate after the Effective Time, for such employees’ service with the Company or its Affiliates or predecessors prior to such date, except as would result in a duplication of benefits.
          (d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent and its Subsidiaries (including the Surviving Corporation) shall (i) waive, or cause to be waived, all limitations as to preexisting conditions, exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions, exclusions and requirements were satisfied or did not apply to such employees under the welfare plans of the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and annual deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

          (e) No provision of this Section 6.04 shall be treated as an amendment to any Company Benefit Plan or give any third party the right to enforce any provision of this Agreement.
     SECTION 6.05 Directors and Officers.
          (a) Parent shall, to the fullest extent permitted by Law, honor or cause the Surviving Corporation to honor all the Company’s obligations to indemnify (including any obligations to advance funds for expenses) the current and former directors or officers of the Company (each, an “Indemnified Party”) for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws, and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims which may be brought against such directors or officers arising out of such acts or omissions. In addition, Parent shall cause the Surviving Corporation to expressly assume the Company’s individual indemnity agreements with directors, officers and employees to the extent required thereby.
          (b) From the Effective Time until the 6th anniversary of the Effective Time, Parent shall maintain in effect, for the benefit the Indemnified Parties with respect to their acts or omissions occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the “Existing Policy”); provided, however, that: (i) Parent may substitute for the Existing Policy a policy or policies with reputable and financially sound carriers providing at least the same coverage and amounts containing terms and conditions which are no less advantageous to the directors and officers of the Company; and (ii) Surviving Corporation shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess 200% of the current annual premium as set forth in Schedule 6.05(b) of the Company Disclosure Letter.
          (c) Each of Parent and Merger Sub covenants, for itself and its successors and assigns, that it and they shall not institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company, in their capacity as such, with respect to any liabilities, actions, or causes of action, judgments, claims, or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case, to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.
          (d) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this Section 6.05.
          (e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter or Company Bylaws, indemnification agreements with the Company, the DGCL or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are expressly intended to benefit each of the Indemnified Parties.
     SECTION 6.06 Fees and Expenses. Except as otherwise provided in Section 8.02(a), all fees and expenses incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
     SECTION 6.07 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or obligations pursuant to the rules of any securities exchange or self regulatory authority, or in response to a request by a Governmental Entity. The parties will coordinate the timing of any public announcements.
     SECTION 6.08 Transfer Taxes. Subject to Section 2.02(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated hereby shall be paid by either Parent or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any tax returns with respect to such Transfer Taxes, including supplying in a timely manner any information with respect to such property that is reasonably necessary to complete such tax returns.
     SECTION 6.09 Stockholder Litigation. The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in the litigation, shall consult with Parent regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation. The Company shall not settle any such litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned). All obligations in this Section 6.09 shall be subject to the obligations of the Company under applicable Law relating to attorney-client communications and privilege.

     SECTION 6.10 Retention Plan. Prior to the Effective Time, the Company Board shall, in consultation with the Parent, adopt a retention plan (the “Retention Plan”) that will provide for the grant of awards with an aggregate value of approximately $10,000,000 to senior management employees of the Company. The awards will provide for cash payments to plan participants in three annual installments beginning on the first anniversary of the Effective Time, subject to both the financial performance of the Surviving Corporation after the Effective Time and the plan participant’s continued employment with the Company (or Parent or any of its Subsidiaries) through the applicable payment date. Prior to adopting the Retention Plan, the Company Board shall have received the consent of Parent with respect to the structure, identity of participants and award amounts under the Retention Plan, which consent shall not be unreasonably withheld.
     SECTION 6.11 Guaranty. From and after the date of this Agreement, Cobham hereby irrevocably, absolutely and unconditionally guarantees the due and punctual payment of all amounts required to be paid by Parent and Merger Sub under this Agreement when the same shall become due and payable, according to the terms thereof. This guaranty shall be a continuing guaranty and shall remain in full force and effect until, and Cobham’s liability under this guaranty shall terminate upon, payment in full of all such amounts by Parent or Merger Sub. Cobham hereby expressly waives all (i) presentments, (ii) demands for payment or performance, (iii) diligence, (iv) demands of protest, dishonor, or reliance hereon, and (v) protests of nonpayment. Cobham acknowledges that its obligations under this Section 6.11 shall not be released or discharged in whole or in part by the insolvency, bankruptcy, liquidation, termination, dissolution, merger, consolidation or other business combination of Parent or Merger Sub.
ARTICLE VII
Conditions Precedent
     SECTION 7.01 Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.
     (b) Governmental Approvals. (i) Any waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated, (ii) written confirmation by CFIUS of the successful completion of the review process under Exon-Florio with respect to the Merger, and (iii) any applicable approvals pursuant to any competition, antitrust or similar Law of any jurisdiction outside the United States shall have been obtained. Notwithstanding anything to the contrary contained herein, Parent shall not be required to agree to sell, divest, or dispose of any one or more of the Company’s businesses, product lines or assets.
     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or Law prohibiting the consummation of the Merger or the transactions contemplated hereby shall be in effect.

     SECTION 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties.
          (i) Each of the representations and warranties made by the Company in this Agreement shall be accurate in all respects as of the Closing Date as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date) and except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).
          (ii) Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of clause (i) above.
     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.
     (c) Absence of Company Material Adverse Effect. Since the date hereof, there shall not have been any Company Material Adverse Effect.
     (d) Appraisal Rights. The holders of no more than 10.0% of the shares of the Company Common Stock outstanding on the record date for the Company Stockholder Meeting shall have demanded the appraisal of such shares.
     (e) Other Approvals. The following U.S. Government confirmations, consents, assurances and approvals shall have been obtained: (i) approval of DSS to operate the business of the Company pursuant to an SSA under the NISPOM and (ii) NIDs (or similar determinations under any applicable national or industrial security regulations) shall have been requested in accordance with the NISPOM, authorizing access to proscribed or other information by the Company following the Closing as may be necessary for the Company to continue to perform the Company Government Contracts and the Company Government Subcontracts, and the Company shall not have received any indication from any customer with respect to any such Company Government Contract or Company Government Subcontract that such customer will not grant or support a favorable NID to or for the benefit of the Company after the Merger (a “Negative Indication”); it being understood that this condition shall have been satisfied unless the Company shall have received Negative Indications with respect to sufficient (in number or in revenue) Company Government Contracts and Company Government Subcontracts so as to cause, or be reasonably likely to cause, a Company Material Adverse Effect, on or before the 60th day following the date on which the Company has provided all current DD 254s to DSS in a manner specifically required by DSS, unless on the 30th day from the date such DD 254s are provided to DSS, DSS acknowledges that it has not requested NIDs from the relevant contracting agencies, which in such case, the condition shall be met on the 90th day following the date on which the Company has provided such DD 254s to DSS.
     SECTION 7.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties.
          (i) Each of the representations and warranties made by the Parent and Merger Sub in this Agreement shall have been accurate in all respects as of the Closing Date as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Parent Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).
          (ii) the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer and the chief financial officer of the Parent to the effect of clause (i) above
     (b) Performance of Obligations of the Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.
ARTICLE VIII
Termination, Amendment and Waiver
     SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time:
          (a) by mutual written consent of Parent, Merger Sub and the Company;
          (b) by either Parent or the Company:
          (i) if the Merger is not consummated on or before July 31, 2008 (such date, as extended, the “Outside Date”), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

          (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or
          (iii) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholders’ Meeting duly convened for the purpose of obtaining the Company Stockholder Approval or any adjournment or postponement thereof;
          (c) by Parent, in the event an Adverse Recommendation Change has occurred, within 10 business days after the occurrence of such Adverse Recommendation Change;
          (d) by Parent, if the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within twenty (20) days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);
          (e) by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within twenty (20) days after the giving of written notice to Parent and Merger Sub of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement);
          (f) by the Company, if the Company Board has determined to accept a Superior Proposal in accordance with Section 5.02(c); or
          (g) by Parent in the event that the condition set forth in Section 7.02(d) is not satisfied.
     SECTION 8.02 Effect of Termination.
          (a) In the event that:
          (i) (A) a Takeover Proposal has been made to the Company or its stockholders or a Takeover Proposal shall have otherwise become publicly known, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iii) and (C) at any time on or prior to the twelve-month anniversary of such termination, any Takeover Proposal is consummated; or

          (ii) this Agreement is terminated by (A) the Company pursuant to Section 8.01(f) or (B) the Parent pursuant to Section 8.01(c);
then, in each case under this Section 8.02(a), the Company shall pay Parent a fee equal to $13,500,000 (the “Termination Fee”) (x) in the case of a termination by the Parent pursuant to Section 8.01(c), within two business days after such termination, (y) in the case of a termination by the Company pursuant to Section 8.01(f), on the date of such termination and (z) in the case of a payment as a result of any event referred to in Section 8.02(a)(i)(C), upon the consummation of the transactions contemplated by such Takeover Proposal.
          (b) In the event that this Agreement is terminated in accordance with Section 8.01(b)(iii), the Company shall reimburse Parent for its reasonable and documented out-of-pocket expenses incurred in connection with its review and pursuit of the transactions contemplated by this Agreement in an amount not to exceed $3,000,000.
          (c) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the penultimate sentence of Section 6.02, Section 6.06, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination.
     SECTION 8.03 Amendment. This Agreement may be amended by the parties at any time; by an instrument in writing signed on behalf of each of the parties; provided, however, that (i) the Merger shall not be effected if any amendment by Law requires further approval by the stockholders until such further approval of such stockholders is obtained, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above, no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company.
     SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
     SECTION 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its board of directors or, to the extent permitted by Law, the duly authorized designee of its board of directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

ARTICLE IX
General Provisions
     SECTION 9.01 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time. This Section 9.01 shall not, however, limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
     SECTION 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (a) if to Parent or Merger Sub, to

Cobham Holdings Inc.
10 Cobham Drive
Orchard Park, New York 14127
Fax: (716) 662-0747
Attn: David Johnston
With a copy to:

Joseph P. Kubarek
Jaeckle Fleischmann & Mugel, LLP
12 Fountain Plaza
Buffalo, NY 14202
Fax: (716) 856-0432

          (b) if to the Company, to

SPARTA, Inc.
25531 Commercentre Drive #120
Lake Forest, CA 92630
Attn: Jerry R. Fabian
Fax: (949) 770-4632
 With a copy to:
Jennifer Bellah Maguire
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
Fax: (213) 229-6986
     SECTION 9.03 Definitions.
          (a) For purposes of this Agreement:
     An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
     “business day” means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in New York, New York.
     “Company Material Adverse Effect” means, any event, change, circumstance or effect that, individually or in the aggregate, (i) is material and adverse to the operations, assets or business of the Company, taken as a whole, or (ii) would materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the Merger, excluding in each case any such event, change, circumstance or effect resulting from or in connection with: (1) any adoption, proposal, implementation or change in laws, rules or regulations or interpretations thereof by any Governmental Entity, (2) any change in appropriations arising from any U.S. Fiscal Year or Supplemental Budget or from any foreign government budget, (3) changes in global, national or regional political conditions (including any outbreak, escalation or diminishment of hostilities, war or any act of terrorism), or in general economic, business, regulatory, financial, capital market, or political conditions, (4) any change affecting any of the industries in which the Company operates, (5) changes in GAAP or changes in the interpretation thereof, (6) changes resulting from the announcement or the existence of, this Agreement and the Merger (including any resulting Contract cancellations or restructurings, delays in Contract awards, failures to receive pending Contract awards, or commercial relationships that are materially and adversely changed with customers, prime contractors, subcontractors, suppliers, or teaming, development or joint venture partners), (7) earthquakes, hurricanes, floods or other natural disasters or (8) the failure or inability of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings.

     “Contract” means any contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement, in each case in writing.
     “DSS” means the Defense Security Service of the United States Department of Defense.
     “Equity Bonus” means a bonus determined in the manner, and payable to certain employees of the Company, described under Item 1 on Schedule 5.01 of the Company Disclosure Letter in an amount equal to Fifteen Million Dollars ($15,000,000). The Equity Bonus shall be payable to such employees as follows: (a) one-third (1/3rd) of the aggregate portion of the Equity Bonus allocated to any employee shall be due and payable on the eightieth (80th) day following the Effective Time of the Merger and (b) the remaining portion of the Equity Bonus allocated to such employee will be payable on the fifteen (15) month anniversary of the Effective Time. To the extent that any employee who is entitled to an Equity Bonus payment is terminated following the Effective Time without cause or terminates his or her employment for good reason (as the terms cause and good reason are defined in the SPARTA, Inc. Employee Severance Plan), then any unpaid Equity Bonus payments allocated to such employee shall be paid to such former employee at the same time as they are paid to continuing employees of the Surviving Corporation.
     “Knowledge” means the actual knowledge of Bob Sepucha, David Schreiman, Jerry Fabian, Maureen Baginski, Troy Crites and Randy Morgan.
     “Merger Consideration” means cash equal to the sum of (i) the Per Share Amount, (ii) payment for Company Stock Options pursuant to Section 2.03 and (iii) the Equity Bonus.
     “NID” means National Interest Determinations.
     “NISPOM” means the National Industrial Security Program Operating Manual.
     “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby.
     “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
     “SSA” means Special Security Agreement.
     “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          (b) The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section
Adverse Recommendation Change	5.02(b)
affiliate	9.03
Appraisal Shares	2.01(d)
Bid	3.16(b)
Board Recommendation	3.04(a)
business day	9.03
Certificate of Merger	1.03
Certificates	2.02(b)
CFIUS	6.03(c)(i)
Closing	1.02
Closing Date	1.02
Cobham	Preamble
Code	2.04
Commonly Controlled Entity	3.12(a)
Company	Preamble
Company Benefit Plans	3.12(a)
Company Board	3.04(a)
Company Bylaws	3.05(a)
Company Capital Stock	3.03(a)
Company Charter	3.05(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Financial Statements	3.06(a)
Company Government Contract	3.16(b)
Company Government Subcontract	3.16(b)
Company Lease	3.17
Company Material Adverse Effect	9.03
Company Pension Plan	3.12(b)
Company SEC Documents	3.06(a)
Company Stock Options	3.03(a)
Company Stock-Based Awards	3.03(b)
Company Stockholder Approval	3.04(b)
Company Stockholders’ Meeting	6.01(b)
Confidentiality Agreement	6.02
Consent	3.05(b)
Continuing Employees	6.04(a)
Contract	9.03
DGCL	1.01
Director Option	2.03(a)
DOJ	6.03(b))
DSS	9.03
EAR	3.15(d)
Effective Time	1.03

Term	Section
Environmental Claim	3.15(b)
Environmental Laws	3.15(b)
Environmental Permits	3.15(a)(ii)
Equity Bonus	9.03
ERISA	3.12(a)
Exchange Act	3.05(b)
Exchange Fund	2.02(a)
Existing Policy	6.05(b)
Exon-Florio	3.05(b)
FCPA	3.15(d)
FTC	6.03(b))
GAAP	3.06(a)
Governmental Entity	3.05(b)
Hazardous Materials	3.15(b)
HSR Act	3.05(b)
Indemnified Party	6.05(a)
Intellectual Property Rights	3.17(a)
ITAR	3.15(d)
Judgment	3.05(a)
Knowledge	9.03
Law	3.05(a)
Liens	3.09(d)
Material Company Contract	3.16(a)
Merger	Recitals
Merger Consideration	9.03
Merger Sub	Preamble
Negative Indication	7.02(e)
New Right	2.03(b)
NID	9.03
NISPOM	9.03
OFAC	3.15(d)
Option Exercise Loan	2.02(b)
Outside Date	8.01(b)(i)
Outstanding Loan Balance	2.02(b)
Parent	Preamble
Parent Material Adverse Effect	9.03
Paying Agent	2.02(a)
Per Share Amount	Recitals
Permits	3.14
person	9.03
Proxy Statement	3.05(b)
Release	3.15(b)
Representatives	5.02(a)
Retention Plan	6.10
SEC	Article III
Section 262	2.01(d)

Term	Section
Securities Act	3.06(a)
Settlement Value	2.03(b)
SOX	3.06(a)
SSA	9.03
Stock Plans	2.03(b)
subsidiary	9.03
Superior Proposal	5.02(f)
Surviving Corporation	1.01
Takeover Proposal	5.02(f)
tax return	3.10(j)(ii)
taxes	3.10(j)(i)
Termination Fee	8.02(a)
Transfer Taxes	6.08
United States Government	3.15(b)(iii)
Unvested Option	2.03(b)
     SECTION 9.04 Interpretation. When a reference is made in this Agreement to a Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Subsection of, or an Exhibit or Schedule to, this Agreement or the Company Disclosure Letter unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.
     SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     SECTION 9.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby and (b) except for Section 6.05, are not intended to confer upon any person other than the parties any rights or remedies.
     SECTION 9.08 Disclosure Generally. Notwithstanding anything to the contrary contained in the Company Disclosure Letter or in this Agreement, the information and disclosures contained in any section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section of the Company Disclosure Letter as though fully set forth in such section of the Company Disclosure Letter for which applicability of such information and disclosure is readily apparent on its face.
     SECTION 9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     SECTION 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of the obligations of either of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     SECTION 9.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in any Federal court located in the State of Delaware or Court of Chancery in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties agrees further to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (d) any right to a trial by jury.
[Signature Page Follows]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

COBHAM HOLDINGS, INC.

by :	/s/ Warren G. Tucker

Name: Warren G. Tucker
Title: President

ROCOB ACQUISITION INC.

by :	/s/ David Johnston

Name: David Johnston
Title: President

SPARTA, INC.

by :	/s/ David E. Schreiman

Name: David E. Schreiman
Title: Vice President and Chief Financial Officer

     IN WITNESS WHEREOF, Cobham has duly executed this Agreement, solely with respect to its obligations set forth in Section 6.11 herein as of the date first written above.

COBHAM PLC

by:	/s/ Warren G. Tucker

Name: Warren G. Tucker
Title: Group Finance Director